Exhibit 10.38

July 24, 2002

Mr. Jim Lacey

2644 E. Chalet Circle

Sandy, Utah 84093

Dear Jim,

I am delighted you have elected to join us at American Skiing Company.  I have modified the term sheet below to reflect the adjustments we agreed to over the weekend.

Position Title:	Senior Vice President of Sales and Marketing

Position Entails:

Creating and implementing a corporate marketing vision that promotes ski vacations, learn to ski and snowboard programs, conference business and real estate sales.  Reengineer corporate marketing strategies, develop e-commerce marketing and sales strategy, have the ability to influence, direct and problem negotiate with large groups of staff.  Responsibilities include development of human capital, communication to groups of internal and external stakeholders along with approval and management of the company’s marketing budget.

Position will be responsible for the oversight and management of the Company’s partnership marketing program, database marketing efforts, public relations and communications.  Position will also be responsible for the strategic direction and development of the Resort sales and marketing plans.

Position Reports To:	William J. Fair, President and CEO

Location:	136 Heber Avenue, #303, Park City, UT 84060

Start Date:	August 19, 2002

Annual Salary:	$240,000

Target Incentive Bonus:

Level #4; 30% of base compensation, as part of the ASC Incentive Compensation Plan.  Maximum payment under this plan, based upon resort and company-wide over-performance, is equal to 150% of bonus potential, or 45% of base compensation.  Based upon your start date, you will be eligible for full participation in the incentive program for Fiscal Year 2003, which commences on August 1, 2002.

Long Term Incentive Plan:

Position is eligible for participation in the Company’s Phantom Equity Plan. The level of participation shall be at 7.5% of the total pool amount. Vesting of participation rights in the plan shall be on an annual basis in four equal increments of 25% commencing on the first anniversary of your hire date.  Terms of the Phantom Equity Plan shall be governed by the Phantom Equity Agreement approved by the Company’s Board of Directors.

Contract Term:	Two years with two options to extend for two years per extension. Severance protection under the contract will be equal to six months of annual base salary.

Other:	Company will provide employee with a company car consistent with its then current automobile sponsorship agreement.

Along with this offer, after satisfying the required eligibility periods, you will be eligible to participate in the American Skiing Company’s benefit programs including health, life and dental insurance, and 401(k) program.  You will also be entitled to participate in other benefit programs including skiing/snowboarding privileges, Perfect Turn clinics, vacation, and holiday pay, as well as discounts at ASC retail stores and restaurants.

I truly look forward to working with you.  If this term sheet is consistent with our understanding, please sign and return to me no later than July 26, 2002.  Please feel free to contact me with any questions you may have at (435) 615-0384.

Sincerely,

AMERICAN SKIING COMPANY

/s/ William J. Fair
William J. Fair
President and CEO

WJF/pe

cc:           Personnel File

AGREED AND ACCEPTED

/s/ James P. Lacey
Jim Lacey

Date